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                          EXHIBIT 4.11

     Rochester Telephone Corporation has not filed any instrument defining the rights of holders of long-term debt of its subsidiaries because the amounts authorized under any such instrument do not exceed ten percent (10%) of the total assets of Rochester Telephone Corporation and its subsidiaries on a consolidated basis. Rochester Telephone Corporation agrees to furnish a copy of any such instrument to the Securities and Exchange Commission upon its request.

(50ED)